Exhibit 99.1

FOR IMMEDIATE RELEASE
May 15, 2008

For more information: Kenneth Torosian Chief Financial Officer Medialink Worldwide Incorporated Tel: (212) 682-8300 IR@medialink.com	Jordan M. Darrow Investor Relations Darrow Associates, Inc. Tel: (631) 367-1866 jdarrow@darrowir.com

MEDIALINK REPORTS FIRST QUARTER 2008 RESULTS

NEW YORK, May 15, 2008 - Medialink Worldwide Incorporated (Nasdaq: MDLK), a leading provider of diversified media services for professional communicators and marketers and, through its Teletrax® subsidiaries, a leading provider of digital video tracking services to content owners, today reported financial results for the first quarter ended March 31, 2008.

Revenues for the three months ended March 31, 2008, of $7.1 million decreased by 11.1% from revenues of $8.0 million in the comparable 2007 period. Revenues from Teletrax® digital video tracking services increased $426,000 or 59.2%. Revenues from media communications services decreased $1.3 million or 18.0%, slightly more than the estimate previously announced. Domestic media communications services revenues decreased $486,000 or 9.2% and, primarily as a result of foregoing lower-margin projects, international media communications services revenues decreased $824,000 or 41.6%.

For the first quarter ended March 31, 2008, Teletrax service revenues were $1,145,000 as compared to $719,000 for the first quarter of 2007 and $1,061,000 in the fourth quarter of 2007, increases of 59.2% and 7.9%, respectively. Teletrax service revenues for the first quarter 2008 and 2007 exclude revenues from affiliated parties of $66,000 and $58,000, respectively. Teletrax incurred an operating loss of $825,000 in the first quarter of 2008 as compared to an operating loss of $1.1 million in the 2007 quarter.

The Company incurred an operating loss of $2.5 million in each of the first quarters of 2008 and 2007. The operating loss in the first quarter of 2008 includes a charge of $119,000 related to consolidating office space in the Company’s New York headquarters. Exclusive of Teletrax, the Company incurred an operating loss of $1.7 million in the first quarter of 2008, compared to an operating loss of $1.5 million in the 2007 quarter.

For the three months ended March 31, 2008, the Company incurred a loss from continuing operations and a net loss of $2.5 million, or $0.39 per share. For the comparable period in 2007, the Company reported net income of $837,000, or $0.13 per share, which consisted of a loss from continuing operations of $1.8 million, or $0.28 per share, and income from discontinued operations of $2.6 million, or $0.41 per share, related to the gain on the sale of the Company’s U.S Newswire division. The Company had cash and working capital totaling $10.5 million and $9.8 million, respectively, at March 31, 2008.

“We continued to grow revenue at Teletrax in the first quarter of 2008, but the revenue levels are still not meeting our targets,” said Laurence Moskowitz, President and Chief Executive Officer of Medialink. “There are significant challenges to us attaining the goals we have set for this business in 2008, but we are taking the steps we believe are necessary to improve the overall sales process within Teletrax. We also are continuing the re-evaluation of the overall business plan for Teletrax while we explore various means of tracking video on the Internet.

Medialink Reports First Quarter 2008 Results	Page 2 of 5

“As we previously disclosed, our media communications services business suffered from the overall economic downturn in the first quarter of 2008,” concluded Moskowitz. “After solid results in January and February, we experienced a sharp decline in business in March, although April’s results were back in line with our expectations. In April, we initiated a re-alignment of our domestic media communications group designed to make our sales process more effective and to further integrate our newer service offerings, including Mediaseed®, into our overall operations.”

Medialink will host a teleconference with a simultaneous webcast at 11:00 a.m. Eastern Time today to discuss the Company’s quarterly results and the overall industry outlook. Participating on the teleconference will be Laurence Moskowitz, Chairman, President and Chief Executive Officer, and Kenneth G. Torosian, Chief Financial Officer. To access the teleconference, please dial 1-800-591-6944 (domestic) or 1-617-614-4910 (international) and use “40308694” as the passcode, approximately 10 minutes prior to the start time. The conference call will be webcast live by Thomson Financial and can be accessed on Medialink’s website at www.medialink.com by clicking on the “Investor Relations” link at the bottom of the page. The webcast is also being distributed through the Thomson StreetEvents Network via www.earnings.com (for individual investors) and www.streetevents.com (for institutional investors). To listen to the webcast, please go to any of these websites about 10 minutes prior to the start of the call to register, download, and install any necessary audio software.

For those unable to listen to the live broadcast, a replay will be available on the Company’s website or by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), with playback access code “64865051”, starting approximately two hours after the conclusion of the call and available until May 22, 2008.

About Medialink:

Medialink is a global leader in providing unique news and marketing media strategies and solutions that enable corporations and organizations to inform and educate their target audiences with maximum impact on television, radio, print, and the Internet. The Company offers creative services and multimedia distribution programs including video and audio news releases and short-form programming. Through its majority-owned subsidiaries, Medialink also provides Teletrax®, a global television tracking and media asset management service to help clients evaluate return on investment from their programming and advertising efforts. Teletrax is 76%-owned by Medialink and 24%-owned by Royal Philips Electronics. Based in New York, Medialink has offices in major cities throughout the United States and an international hub in London. For additional investor and financial information, please visit the Investor Relations section of the Company's website (www.medialink.com).

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Medialink Reports First Quarter 2008 Results	Page 3 of 5

With the exception of the historical information contained in the release, the matters described herein contain certain “forward-looking statements” that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release are not promises or guarantees and are subject to risks and uncertainties that could cause our actual results to differ materially from those anticipated. These statements are based on management’s current expectations and are naturally subject to uncertainty and changes in circumstances. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Actual results may vary materially from those expressed or implied by the statements herein. Such statements may relate, among other things, to our ability to respond to economic changes and improve operational efficiency, the benefits of our products to be realized by our customers, or our plans, objectives, and expected financial and operating results. Forward-looking statements may also include, without limitation, any statement relating to future events, conditions or circumstances or using words such as: will, believe, anticipate, expect, could, may, estimate, project, plan, predict, intend or similar expressions that involve risk or uncertainty. These risks and uncertainties include, among other things, our recent history of losses; our ability to achieve or maintain profitability; potential regulatory action; worldwide economic weakness; geopolitical conditions and continued threats of terrorism; effectiveness of our cost reduction programs; the receptiveness of the media to our services; changes in our marketplace that could limit or reduce the perceived value of our services to our clients; our ability to develop new services and market acceptance of such services, such as Mediaseed®; the volume and importance of breaking news, which can have the effect of crowding out the content we produce and deliver to broadcast outlets on behalf of our clients; our ability to develop new products and services that keep pace with technology; the process of embedding a Teletrax watermark or the watermark itself rendering client content unsuitable for broadcast; our ability to develop and maintain successful relationships with critical vendors; the potential negative effects of our international operations on the Company; future acquisitions or divestitures, which may adversely affect our operations and financial results; the absence of long term contracts with customers and vendors; and increased competition, which may have an adverse effect on pricing, revenues, gross margins and our customer base. More detailed information about these risk factors is set forth in filings by Medialink Worldwide Incorporated with the Securities and Exchange Commission, including the Company’s registration statement, most recent quarterly report on Form 10-Q, most recent annual report on Form 10-K and other publicly available information regarding the Company. Medialink Worldwide Incorporated is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

(Please see attached financial tables)

Medialink Reports First Quarter 2008 Results	Page 4 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands, except per-share amounts)

	For the three months
	ended March 31,
	2008	2007

Revenues	$7,101	$7,985

Direct costs	3,175	3,881
Selling, general, and administrative expenses	5,783	6,147
Depreciation and amortization	538	496
Charge for exit activities	119	-

Operating loss	(2,514)	(2,539)
Interest income (expense) - net	(103)	40

Loss from continuing operations before taxes	(2,617)	(2,499)
Income tax benefit	(96)	(718)

Loss from continuing operations	(2,521)	(1,781)
Income from discontinued operations, net of tax	-	2,618

Net income (loss)	$(2,521)	$837

Basic and diluted income (loss) per common share:
Loss from continuing operations	$(0.39)	$(0.28)
Income from discontinued operations	-	0.41
Net income (loss)	$(0.39)	$0.13

Weighted average number of common shares:
Basic and diluted	6,428	6,321

Supplemental financial information:
Revenue by segment:
Media communications services	$5,956	$7,266
Teletrax - service revenue	$1,145	$719
Teletrax - equipment sales	$-	$-

Operating income (loss) by segment:
Media communications services	$(326)	$57
Teletrax	$(825)	$(1,056)
Corporate and other business activities	$(1,363)	$(1,540)

Medialink Reports First Quarter 2008 Results	Page 5 of 5

MEDIALINK WORLDWIDE INCORPORATED AND SUBSIDIARIES
Summary Financial Information
(Unaudited)
(In thousands)

	March 31,	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$10,511	$12,732
Accounts receivable - net	4,651	4,965
Prepaid expenses	586	519
Prepaid and refundable taxes	1,059	743
Deferred income taxes	85	169
Other current assets	29	91
Total current assets	16,921	19,219

Property and equipment - net	4,296	4,542
Goodwill	3,429	3,429
Deferred income taxes	110	217
Other assets	724	738

Total assets	$25,480	$28,145

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$2,192	$2,186
Accrued liabilities and other current liabilities	4,978	5,140
Total current liabilities	7,170	7,326

Convertible debentures, net of unamortized discount of $368 and $422	3,982	3,928
Other long-term liabilities	639	765
Total liabilities	11,791	12,019

Stockholders' Equity	13,689	16,126

Total liabilities and stockholders' equity	$25,480	$28,145